Exhibit 99.2

Operator’s Opening Script:

Welcome to the Fourth Quarter 2018 New York City REIT webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2018 filed on March 15, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also during today's call, we will discuss non-GAAP financial measures of Global Net Lease, Inc., or GNL, and Healthcare Trust, Inc., or HTI. Both REITs are advised by affiliates with our advisor and also make filings with the SEC. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Each company has provided a reconciliation of these measures to the most directly comparable GAAP measure that is available on the company’s website, as part of the most recent earnings release for GNL and part of the 4th quarter 2018 investor presentation for HTI.

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hello everyone, this is Mike Weil, CEO of AR Global and New York City REIT. I would like to review a few updates about the AR Global platform before going through the 4th quarter webinar materials for New York City REIT.

AR Global now manages two non-traded REITs and two publicly traded REITs, as we recently completed the planned liquidation process for Healthcare Trust III, Inc. Regarding Healthcare III, the second and final distribution of $2.29 per share was issued to shareholders on March 7, 2019. For our two operating non-traded REITs, New York City REIT and Healthcare Trust, Inc., we remain focused on readying each company for an eventual full-cycle liquidity event. Key initiatives for these REITs include executing upon additional lease-up opportunities to drive occupancy and earnings, to actively manage the capital structure through select financing transactions, and deploying available capital to grow these portfolios.

American Finance Trust, one of our publicly traded REITs, listed its shares on the Nasdaq in July 2018. 100% of AFIN’s outstanding shares are now freely tradeable, as the final 25% of the outstanding shares became tradeable in January 2019. AFIN’s $3.5 billion portfolio consists of single-tenant and multi-tenant properties in the U.S. with a high concentration of service-retail assets. At the end of the fourth quarter, the company has expanded to 626 properties with an overall portfolio occupancy of nearly 95% and average contractual rent growth of 1.3% per year. The weighted-average remaining lease term for the portfolio at the end of the year was 8.6 years.

Global Net lease, or GNL, is our other publicly traded REIT, and the REIT saw fourth quarter revenue increase of 7% year-over-year to $71 million and fourth quarter AFFO increased year-over-year to $37 million. GNL finished the year very strong as the company closed on $212 million of properties in the fourth quarter, bringing full-year acquisition activity to $478 million at an average cap rate of 7.7% with 11.6 years weighted-average lease term. GNL continues to see buying opportunities in the market as it maintains a robust pipeline of high quality net-lease assets leased long-term to creditworthy tenants. GNL continues to have success in the capital markets, and it recently issued $153 million of additional common equity in January 2019. Net proceeds will be used to finance GNL’s acquisition pipeline and for general corporate purposes.

Healthcare Trust, Inc. increased its NOI in 2018 to $141 million, a 13% increase from 2017. The majority of HTI’s NOI is generated by two key segments, Medical Office Buildings and Senior Housing Operating Properties, and these segments account for over 90% of the REIT’s NOI. HTI plans to continue to identify and acquire new high quality medical properties, while focusing on internal improvement within the existing portfolio through the implementation of new property operators and other asset management initiatives.

New York City REIT has realized significant gains in occupancy through its comprehensive lease-up plan. Year-end 2018 occupancy was 93.7%, an increase of over 5 percentage points from 88.3% at year-end 2017. This positive leasing momentum leads directly to improved earnings for the REIT through increased rents and NOI. We will continue to monitor opportunities for a potential liquidity event as the portfolio continues on its upward trajectory.

I would like to thank you for joining us on today’s call, and now we will begin today’s presentation.

NYCR Webinar Script

Slide 2: Q3 2018 Highlights – (Zach Pomerantz)

Thank you Mike and good morning everyone, this is Zach Pomerantz. I’d like to begin with some of the highlights from the fourth quarter of 2018 based on information contained in our recently filed 10-K.

New York City REIT (“NYCR”) has focused on its lease up initiatives across the portfolio with specific attention placed on our three largest assets: 9 Times Square, 1140 Avenue of the Americas and 123 William Street. 9 Times Square is a 21-story, institutional-quality office building located in the heart of the Times Square submarket. 1140 Avenue of the Americas, a 22-story, Class-A office building with a prime location in the Bryant Park submarket and 123 William Street is an institutional-quality office property located in lower Manhattan. I am proud to announce that at year-end 2018, NYCR had improved its overall portfolio occupancy to approximately 94%, an increase of over 5% from 2017’s year-end occupancy of approximately 88%. We believe this significant boost to occupancy will continue to drive rent and NOI gains for the portfolio. Our largest occupancy gains have come at 9 Times Square where occupancy increased over 20 percentage points to approximately 84%, a net increase of over 34 thousand feet at this one property. Despite this significant progress in 2018, we believe there is additional leasing upside at this property in 2019.

In addition to its leasing activity, NYCR acquired a new property in Q4 2018. The property is a fully occupied single-tenant medical office building in Brooklyn, which NYCR purchased for $15.9 million excluding acquisition related costs, and was financed with $10 million of mortgage debt. This asset provides an attractive yield and has a long-term lease in place. We continue to monitor opportunities for additional acquisitions with a focus on the Manhattan market.

Slide 3: Strong 2018 Leasing Activity – (Zach Pomerantz)

On slide 3, you can clearly see we have had great leasing success across the portfolio. 123 William Street has continued its stellar performance, and it has improved its occupancy up to approximately 98%. 1140 Avenue of the Americas now exceeds 90% occupancy, and we continue to see opportunities for further occupancy expansion at this property. As I mentioned earlier, 9 Times Square has realized fantastic gains in 2018, with occupancy increasing by over 20% in one year, representing over 34 thousand feet.

Leasing is essential to the success of NYCR, and we made tremendous leasing progress in 2018, directly leading to improved rent revenue and net operating income.

Slide 4: Key Initiatives & Activity – (Zach Pomerantz)

Our strategy at NYCR is straight-forward: drive organic growth through leasing activity, continue to prudently finance our assets and maintain an efficient capital structure, and selectively pursue additional acquisitions with a focus on assets located in Manhattan. By executing on these initiatives, we continue to better position the company for an eventual liquidity event.

As I touched on earlier, we purchased a high-quality medical office building in the fourth quarter. Additionally, NYCR’s net leverage remains low at 32%, providing the company with sufficient liquidity and flexibility to pursue additional acquisitions.

Slide 5: New York City Market Trends – (Zach Pomerantz)

The New York City real estate market has strong and desirable long-term fundamentals, particularly in the Manhattan office market. As we’ve mentioned in the past, Manhattan is a supply constrained market that has historically contributed to long-term growth of rents and corresponding increases in property values.

New York City office real estate demand drivers remain strong, while employment and population numbers are at all-time highs and vacancy numbers are in-line with historical averages.

We are very pleased with the market dynamics in the Manhattan sub-markets where NYCR’s properties are located, and we continue to monitor the performance of these areas.

Slide 6: Portfolio Overview – (Zach Pomerantz)

NYCR has a portfolio of $774 million of real estate at cost consisting of seven properties. As of December 31, 2018, occupancy stood at 93.7% with a weighted average remaining lease term of 6.3 years.

As you can see from the map on the right hand side, as of the end of the year with the exception of our most recent medical office property acquisition, which is in Brooklyn, our assets are centralized in Manhattan. We expect future acquisition activity to be focused on properties located in Manhattan.

I’d now like to turn the call over to Katie Kurtz, Chief Financial Officer of NYCR.

Slide 7: Balance Sheet – (Katie Kurtz)

Thank you, Zach. Slide 7 provides a snapshot of our balance sheet at quarter end. NYCR’s total real estate at cost stood at $774 million, which consists of the 7 properties the Company owns. As of December 31, 2018, NYCR’s cash and cash equivalents balance was $48 million and also had four loans outstanding with a combined balance of $299 million (gross). The company’s net leverage was only 32%, with a weighted average effective interest rate of 4.54%.

Slide 8: Management Team – (Katie Kurtz)

Our management team and Board remain focused on driving earnings within the portfolio, and preparing the company for a full-cycle liquidity event for shareholders. While nothing has been announced at this time, our team remains committed to maximizing shareholder value and preparing the company for an eventual liquidity event.

Slide 9: Supplemental Information – (Katie Kurtz)

On October 9, 2018, the Company repurchased 145,627 shares of common stock for approximately $3.0 million, at a weighted-average price per share of $20.26 pursuant to the Share Repurchase Program.

On October 17, 2018, the Company closed on an acquisition of a medical office building with an aggregate base purchase price of $15.9 million, excluding acquisition related costs. The acquisition was funded by proceeds from a new $10.0 million mortgage loan encumbering the property with the balance being funded with cash on hand.

On October 23, 2018, our board of directors approved an estimated net asset value per share of its common stock equal to $20.26 as of June 30, 2018, which was published on October 25, 2018. This was the second annual update of Estimated Per-Share NAV we have published. We intend to publish subsequent valuations of Estimated Per-Share NAV at least once annually at the discretion of our board of directors.

On November 16, 2018, the Company entered into the Second Amended and Restated Advisory Agreement with its external advisor, New York City Advisors, LLC.

On March 13, 2019, the Company filed an amendment to its charter changing its name from American Realty Capital New York City REIT, Inc. to New York City REIT, Inc. with the Maryland State Department of Assessments and Taxation, which became effective upon filing.

Closing Comments – (Katie Kurtz)

We thank you for joining us today. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.newyorkcityreit.com.

Thank you for attending today’s presentation. You may now disconnect.